As filed with the Securities and Exchange Commission on March 23, 2023 Registration No. 333-262438
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1 ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sonder Holdings Inc.
(Exact name of Registrant as specified in its charter)

Delaware		85-2097088
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
101 15th Street San Francisco, CA 94103 (617) 300-0956
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Philip Rothenberg General Counsel Sonder Holdings Inc. 500 E 84th Avenue, Suite A-10 Thornton, CO 80229 (617) 300-0956
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mark B. Baudler Richard C. Blake Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐		Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	Subject to Completion	Dated March 23, 2023
44,899,494 Shares of Common Stock

Sonder Holdings Inc.

This prospectus relates to the registration of the Common Stock, par value $0.0001 per share, of Sonder Holdings Inc. (the “Common Stock”) as described herein.

This prospectus relates to the offer by us of, and the resale by Selling Stockholders of: (i) 14,499,946 shares of Common Stock issuable upon the exercise of an aggregate of 14,499,946 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants”), which amount includes 5,500,000 shares of Common Stock issuable upon the exercise of an aggregate of 5,500,000 warrants (previously referred to as our “Private Placement Warrants”) that became Public Warrants upon transfer, (ii) 2,475,000 shares of Common Stock issuable upon the exercise of an aggregate of 2,475,000 warrants issued in connection with the funding of certain delayed draw subordinated secured notes, each of which is exercisable at a price of $12.50 per share (the “Delayed Draw Warrants”), and (iii) 425,706 shares of Common Stock issuable upon exercise of warrants assumed by us in connection with the business combination transaction (the “Business Combination”) among us, Sunshine Merger Sub I Inc., Sunshine Merger Sub II, LLC and Sonder Operating Inc. (formerly known as Sonder Holdings Inc.; “Legacy Sonder”) (the “Assumed Warrants” and together with the Public Warrants and Delayed Draw Warrants, the “Warrants”).

This prospectus also relates to the resale from time to time by Selling Securityholders of: (i) an aggregate of 18,084,351 shares of Common Stock beneficially owned by certain former stockholders of Legacy Sonder; (ii) up to 1,993,109 shares which are issuable to certain former stockholders of Legacy Sonder upon the achievement of certain trading price targets for our Common Stock (the “Earn Out Shares”); and (iii) an aggregate of 7,421,382 shares of Common Stock issuable to certain former stockholders of Legacy Sonder upon exchange of shares of Sonder Canada Inc., a subsidiary of the Company, for shares of Common Stock (“Canada Exchangeable Shares”).

The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Our Common Stock trades on Nasdaq under the ticker symbol “SOND” and our Public Warrants trade on Nasdaq under the ticker symbol “SONDW”. On March 22, 2023, the closing sale price of our Common Stock as reported by Nasdaq was $0.8145 per share and the closing price of our Public Warrants was $0.0695 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities referred to under the heading “Risk Factors” beginning on page 9 or in any applicable prospectus supplement and under similar headings in the other documents incorporated by reference into this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated , 2023

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

This prospectus, any prospectus supplement and the information incorporated by reference herein and therein may also contain trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

(i)

EXPLANATORY NOTE

On January 31, 2022, Sonder Holdings Inc., a Delaware corporation formerly known as Gores Metropoulos II, Inc. (“we,” “us,” “our” or the “Company”), filed a registration statement with the Securities and Exchange Commission (the “SEC”), on Form S-1 (File No. 333-262438) (the “Initial Registration Statement”). The Initial Registration Statement was declared effective by the SEC on February 9, 2022 to register for resale by the selling securityholders identified in the prospectus an aggregate of (1) up to 159,207,329 shares of Common Stock and (2) up to 5,500,000 warrants to purchase Common Stock, which are held or may be held by the selling securityholders named in the prospectus contained in the Registration Statement.

On March 28, 2022, we filed a post-effective amendment on Form S-1 (the “Post-Effective Amendment No. 1”) to the Initial Registration Statement to include (i) information from our Annual Report on Form 10-K for the year ended December 31, 2021 that was filed on March 28, 2022; and (ii) update certain other information in the Registration Statement. No additional securities were registered under Post-Effective Amendment No. 1, which was declared effective by the SEC on April 1, 2022 (the Initial Registration Statement as amended by Post-Effective Amendment No. 1, the “Registration Statement”).

This post-effective amendment No. 2 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed to (i) convert the Registration Statement into a registration statement on Form S-3 and (ii) include information from our Annual Report on Form 10-K for the year ended December 31, 2022 that was filed on March 16, 2023, as amended on Form 10-K/A filed on March 22, 2023, and (iii) update certain other information in the Registration Statement including updated information regarding the selling securityholders named in the prospectus. No additional securities are being registered under this Post-Effective Amendment No. 2 and all applicable registration fees were paid at the time of the original filing of the Initial Registration Statement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of warrants and certain options. We will receive proceeds from any exercise of the warrants in the event such warrants or options are exercised for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, references in this prospectus to:
•“Sonder,” “Company,” “we,” “us” or “our” refer to Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.) and its subsidiaries following the closing of the Business Combination;
•as to periods before the closing of the Business Combination, “Legacy Sonder” refer to the privately-held legacy Sonder parent company (Sonder Operating Inc., f/k/a Sonder Holdings Inc.) which merged into a subsidiary of the Company in the Business Combination; and
•“GMII” refers to our predecessor company, a special purpose acquisition company, prior to the consummation of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference herein and therein contain forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus or any prospectus supplement include statements about:
•our focus on achieving positive quarterly Free Cash Flow within 2023 without additional fundraising and to target “capital light” lease signings, whereby real estate owners fund the vast majority of our upfront capital expenditures in exchange for slightly higher rents, as part of our Cash Flow Positive Plan announced on June 9, 2022;
•our financial, operating and growth forecasts and projections;
•expectations for our business, revenue, expenses, operating results, and financial condition;
•our ability to achieve or maintain profitability in the future;
•trends in the travel and hospitality industries, including the anticipated timing and nature of any travel recovery;
•our pricing and revenue management strategies, pricing and occupancy forecasts and anticipated trends, and expectations about demand elasticity;
•our expectations concerning future transaction structures and the anticipated rent, rent abatement, capital expenditure provisions, and other terms of our future leases;
•potential ancillary revenue opportunities and our ability to improve our revenue management capabilities;
•anticipated capital expenditure obligations, including expectations for real estate owners’ funding of capital expenditures and other pre-opening costs at our leased properties;
•the expected adequacy of our capital resources, and the anticipated use of proceeds from any financings;
•trends in corporate travel and the potential for additional group and corporate travel revenue;
•anticipated occupancy rates and expectations about guests’ average length of stay;
•our ability to anticipate and satisfy guest demands, including through the introduction of new features, amenities or services;
•expectations about our geographic market mix and product mix between hotels and apartments, and their impact on our financial results;
•expectations about employee relations and our ability to attract and retain qualified personnel;
•our plans to roll out additional features, amenities and technologies, and our beliefs about the positive impact of our technology investments on our brand and financial results;
•our future competitive advantages and anticipated differentiation in cost structure and guest experience compared to other accommodation providers;
•expectations for increased cost efficiencies and technological improvements;
•expectations and plans for expanding in existing and new markets and accommodation categories;
•the anticipated growth in our portfolio of Live Units and Contracted Units, including the anticipated scope and timing of any removals of units from our portfolio;
•expectations about our relationships with third-party distribution channels and indirect channels, and the percentage of future revenue attributable to bookings through indirect channels;
•anticipated seasonality and other variations in our results of operations from period-to-period, including statements about anticipated Revenue per Available Room (“RevPAR”) in specified quarters;
•the anticipated effects of the COVID-19 pandemic or other public health crises;
•our ability to continue meeting the listing standards of Nasdaq;
•our assessments and beliefs regarding the timing and outcome of pending legal proceedings and any liability that we may incur as a result of those proceedings;
•our assessments and estimates that determine our effective tax rate and regarding any tax-related audits or other tax proceedings; and
•other expectations, beliefs, plans, strategies, anticipated developments, and other matters that are not historical facts.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus, any prospectus supplement and the information incorporated by reference herein and therein include estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

THE COMPANY

Sonder is on a mission to revolutionize hospitality through innovative, tech-enabled service, and inspiring, thoughtfully designed accommodations combined into one seamless experience. Sonder was born from a desire to offer the modern traveler better accommodation choices than unremarkable “big box” hotels, often unreliable home-shares, and overly expensive boutique hotels. We lease and operate a variety of accommodation options — from fully-equipped serviced apartments to spacious hotel rooms — in 43 cities in 10 countries. As of December 31, 2022, we had approximately 9,700 units available for guests to book at over 250 properties.

We work directly with real estate owners to lease properties that meet our standards, furnish and decorate them to provide a design-led, technology-enabled experience, and then make them available for guests to book directly (through the Sonder app, our website, or our sales personnel) or through indirect channels (such as Airbnb, Expedia, Booking.com, and other online travel agencies). We manage our properties using proprietary and third-party technologies and deliver services to guests via the Sonder app and 24/7 on-the-ground support. Our mobile-first guest experience, from check-in to check-out, is supported by the Sonder app, regardless of whether a guest books their stay on Sonder.com or another channel. Incorporating technology into all aspects of the business, we offer consistent quality at a compelling value to our guests.

Our accommodations come in a variety of shapes and sizes to suit guests’ needs – from a multiple-bedroom apartment with fully-equipped kitchen and private laundry facilities, to a hotel room or suite. Our diverse product portfolio serves various traveler types, including leisure travelers, families, digital nomads, and business travelers. Our interior designers and other teams take pride in bringing inspiring spaces to life throughout our portfolio.

In addition to modern design, we apply technology across our business. Our guest-facing technology leads guests through their entire Sonder experience, beginning with easy, intuitive browsing of our full portfolio and reserving a unit, to in-app check-in and requests for intra-stay cleans or other services. Technology also underpins our hospitality operations, from underwriting and supply growth, to building openings, pricing and revenue management, demand generation, interior design, and day-to-day operations. By leveraging technology, our goal is to reduce operating costs and provide both a better guest experience and a compelling value.

The mailing address of Sonder’s principal executive office is 101 15th Street, San Francisco, CA 94103 and its telephone number is (617) 300-0956.

RISK FACTORS SUMMARY
An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.
Below is a summary of the principal factors that could materially harm our business, operating results and/or financial condition, impair our future prospects, or cause the price of our publicly traded securities to decline. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found as referred to below under the heading “Risk Factors” and under similar headings in the documents incorporated by reference into this prospectus and should be carefully considered, together with other information in this prospectus and in our other SEC filings, before making an investment decision regarding our securities.
•Sonder’s actual results may differ materially from its forecasts and projections.
•Sonder’s focus on achieving positive free cash flow within 2023 without additional fundraising may be unsuccessful, and restructuring initiatives may not provide the expected benefits and could adversely affect us.
•Sonder’s results could be negatively affected by inflation and other macroeconomic factors and by changes in travel, hospitality, real estate and vacation markets.
•Sonder may be unable to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all.
•Delays in real estate development and construction projects could adversely affect Sonder’s ability to generate revenue from the related leased properties.
•Newly leased properties may generate revenue later than Sonder estimated, and may be more difficult or expensive to integrate into Sonder’s operations than expected.
•Sonder’s limited operating history and evolving business make it difficult to evaluate its future prospects and challenges.
•Sonder may be unable to effectively manage its growth effectively.
•Costs relating to the opening, operation and maintenance of leased properties could be higher than expected.
•Sonder depends on landlords to deliver properties in a suitable condition and to manage and maintain and maintain them.
•Sonder’s long-term and fixed-cost leases limit its flexibility.
•Under certain circumstances, Sonder’s leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly.
•Public health concerns, including but not limited to the COVID-19 pandemic and any future public health crises, may have a negative impact on Sonder.
•Sonder may be unable to attract new guests or generate repeat bookings.
•Sonder may be unable to introduce upgraded amenities, services or features for its guests in a timely and cost-efficient manner.
•Sonder operates in the highly competitive hospitality market.
•Sonder uses third-party distribution channels to market its units, which have historically accounted for a substantial percentage of Sonder’s bookings.
•Sonder’s results of operations vary from period-to-period, and historical performance may not be indicative of future performance.
•Sonder’s long-term success depends, in part, on Sonder’s ability to expand internationally, and Sonder’s business is susceptible to risks associated with international operations.

•Sonder’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its market share, revenues, business, financial condition, or results of operations.
•Claims, lawsuits, and other proceedings could adversely affect Sonder’s business.
•Sonder may be subject to liability or reputational damage for the activities of its guests or other incidents at Sonder’s properties.
•Sonder is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at properties.
•Sonder faces challenges in attracting and retaining sufficient, highly skilled personnel, including hourly employees, who are necessary to its success, and is subject to risks associated with the employment of hospitality personnel, including unionized labor.
•Sonder has identified and may in the future identify material weaknesses in its internal control over financial reporting or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its consolidated financial statements.
•Sonder relies on third parties for important services and technologies, and their availability and performance are uncertain.
•Sonder’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and could give rise to claims, governmental investigations and penalties, other liabilities, increased costs including higher insurance premiums, damage to reputation and/or reduced revenue.
•Failure to comply with privacy, data protection, consumer protection, marketing and advertising laws could adversely affect Sonder.
•Sonder faces risks related to its intellectual property.
•Sonder’s business is highly regulated across multiple jurisdictions, including evolving and sometimes uncertain short-term rental regulations and tax laws, which may limit Sonder’s growth or otherwise negatively affect it.
•Sonder may require additional capital, which might not be available in a timely manner or on favorable terms.
•Sonder may fail to continue to meet Nasdaq’s listing standards.
•Sonder’s indebtedness and credit facilities contain financial covenants and other restrictions that may limit its operational flexibility or otherwise adversely affect it.

THE OFFERING

Issuance of Common Stock
Shares of our Common Stock outstanding (as of March 1, 2023) prior to exercise of all Warrants	219,282,247 shares
Shares of our Common Stock to be issued upon exercise of all Warrants	17,400,652 shares
Use of Proceeds
We will receive up to an aggregate of approximately $198,946,570 from the exercise of all 17,400,652 Warrants outstanding as of March 1, 2023, assuming the exercise in full of such warrants for cash. We expect to use the net proceeds from the exercise of such warrants for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for more information

Resale of Common Stock
Shares of Common Stock offered by the Selling Securityholders hereunder (including the shares of Common Stock that may be issued pursuant to the exercise of the Warrants, shares of Common Stock held by certain former stockholders of Legacy Sonder, certain Earn Out Shares and shares of Common Stock issuable upon exchange of certain Canada Exchangeable Shares)	44,899,494 shares of Common Stock
Redemption	The warrants are redeemable in certain circumstances. See the section of this prospectus titled “Description of Securities – Warrants” for further discussion
Use of Proceeds
We will not receive any proceeds from the sale of our Common Stock offered by the Selling Securityholders (the “Securities”). See the section of this prospectus titled “Use of Proceeds” appearing on page 9 of this prospectus for more information

Risk Factors
See the section titled “Risk Factors” beginning on page 9 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Nasdaq Symbol	“SOND” for our Common Stock and “SONDW” for our Warrants.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all Warrants outstanding immediately following the Business Combination for cash, we will receive an aggregate of approximately $199 million ($198,946,570 based on the Warrants outstanding as of March 1, 2023), but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. The following description of our capital stock summarizes certain provisions of our Amended and Restated Certificate of Incorporation and our amended and restated bylaws (the “Amended and Restated Bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K.

General

The authorized capital stock of the Company is 690,000,000 shares, of which:
•440,000,000 shares are designated General Common Stock, $0.0001 par value per share, which includes:
◦400,000,000 shares of Common Stock; and
◦40,000,000 shares of Special Voting Common Stock; and
•250,000,000 shares are designated Preferred Stock, $0.0001 par value per share.

Common Stock

Voting Rights

Holders of Common Stock and Special Voting Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Common Stock and Special Voting Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation (as it may be amended from time to time). Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:
•If we were to seek to amend the Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•If we were to seek to amend the Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors

Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the Board will be fixed solely by resolution adopted by a majority of the Board.

The Amended and Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if the Board in its discretion, determines to issue dividends and then only at the times that the Board may determine. Any dividends paid to the holders of shares of Common Stock shall be paid on a pro rata basis. The holders of the Special Voting Common Stock shall not be entitled to receive any dividends out of any assets of the Company.

Preemptive or Similar Rights

The Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions except as described below.

Redemption of Special Voting Common Stock

Our subsidiary, Sonder Canada Inc. (“Sonder Canada”), may from time to time, pursuant to Sonder Canada’s Articles of Amendment (as amended and/or restated from time to time, the “Sonder Canada Articles”), issue Canada Exchangeable Shares. Each Canada Exchangeable Share may be exchanged for one share of Common Stock in accordance with the terms of the Sonder Canada Articles and that certain Exchange Rights Agreement (as amended and/or restated from time to time, the “Exchange Rights Agreement”), dated December 18, 2019, by and among the Company, Sonder Canada, Sonder Exchange ULC and the holders of Sonder Canada Exchangeable Shares, to which the Company has intervened. The Company will automatically redeem (an “Automatic Redemption”), on the date on which any Canada Exchangeable Shares held by a holder are redeemed, exchanged or otherwise transferred for Common Stock pursuant to the Sonder Canada Articles or the Exchange Rights Agreement, such number of shares of Special Voting Common Stock held by such holder corresponding to the number of Canada Exchangeable Shares then redeemed, exchanged or otherwise transferred (the “Redeemed Shares”) for an amount equal to $0.000001 per share (the “Automatic Redemption Price”), and such Redeemed Shares may not be reissued by the Company.

Liquidation, Dissolution and Winding Up

If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock. The holders of the Special Voting Common Stock shall not be entitled to receive any distribution of assets of the Company in such event.

Preferred Stock

The Board is authorized, subject to limitations prescribed by law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Board will be empowered to increase, but not above the total number of authorized shares of Preferred Stock, or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The Board will be able to authorize the issuance of Preferred Stock with voting or conversion rights that could adversely impact the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. There are currently no plans to issue any shares of Preferred Stock.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to certain adjustments. A warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants were issued upon separation of the units and only whole Public Warrants trade. Accordingly, unless a registered holder purchased at least five units, they were not able to receive or trade a whole Public Warrant. The Public Warrants will expire on January 18, 2027 (five years after the consummation of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No Public Warrant is exercisable for cash or on a cashless basis.

Redemption of Public Warrants for Cash

We may call the Public Warrants for redemption:
•In whole and not in part;
•At a price of $0.01 per Public Warrant;
•Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•If, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Public Warrant holders.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

In the event we elect to redeem the outstanding Public Warrants, we will fix a date for the redemption (the “Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by us not less than thirty days prior to the Redemption Date to the registered holders of the Public Warrants (who will, in turn, notify the beneficial holders thereof).

Redemption of Public Warrants for Common Stock

Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:
•In whole and not in part;
•At a price equal to a number of shares of Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock except as otherwise described below;
•If, and only if, there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given;
•Upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•If, and only if, the last reported sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date	Fair Market Value of Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Common Stock shall mean the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 shares of Common Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Common Stock is below the exercise price of the Public Warrants) and about to expire.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Common Stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants for Cash.” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of January 19, 2021. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Common Stock, and therefore have certainty as to (a) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Common Stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Public Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Common Stock). If we choose to redeem the Public Warrants when the Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Common Stock than they would have received if they had chosen to wait to exercise their warrants for Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (b) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our Amended and Restated Certificate of Incorporation with respect to any provisions relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.

The Public Warrants were issued in registered form under the Warrant Agreement between Computershare Trust Company, N.A., as warrant agent, and us. You should review a copy of the Warrant Agreement, which was filed as an exhibit to the Registration Statement, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

The Public Warrants now include 5,500,000 warrants previously referred to as our “Private Placement Warrants” that became Public Warrants upon transfer.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.

Delaware Law

The Company is governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years (subject to certain other requirements), did own, 15% or more of the corporation’s outstanding voting stock. We anticipate that Section 203 may also have the effect of delaying, deferring, or preventing changes in control of the Company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions

The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:
•Board of Directors Vacancies. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting the Board will be permitted to be set only by a resolution adopted by a majority of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.
•Classified Board. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•Directors Removed Only for Cause. The Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause.

•Stockholder Action; Special Meeting of Stockholders. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Amended and Restated Bylaws, amend the Amended and Restated Certificate of Incorporation or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that special meetings of stockholders may be called only by a majority of the Board, the chair of the Board, the Chief Executive Officer of the Company or the president of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at stockholder meetings. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting.
•Amendment of Charter and Bylaws Provisions. Any amendment of the above provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will require approval by holders of at least two-thirds of the voting power of the Company’s then outstanding voting securities.
•Issuance of Undesignated Preferred Stock. The Amended and Restated Certificate of Incorporation provides that the Board will have the authority, without further action by stockholders, to issue up to 250,000,000 shares of undesignated Preferred Stock with rights, powers and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock would enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, or other means.

•Exclusive Forum. The Amended and Restated Bylaws provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Amended and Restated Bylaws further provide that, unless otherwise consented to by the Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. However, there can be no assurance that the provision will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities shall be deemed to have notice of and consented to these provisions. These provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.

Rule 144

A person who has beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports). Persons who have beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months but who are the Company’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:
•1% of the number of shares then outstanding; and
•The average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Registration Rights

At the consummation of the Business Combination, the Company entered into the Registration Rights Agreement, with the Registration Rights Holders. The Registration Rights Holders and any person or entity who hereafter becomes a party to the Registration Rights Agreement, a “Holder” and collectively the “Holders,” will be entitled to registration rights pursuant to the terms of the Registration Rights Agreement.

The Registration Rights Agreement provided that the Company would, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the Holders’ shares and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Company filed the Registration Statement with the SEC on January 31, 2022. On March 28, 2022, the Company filed Post-Effective Amendment No. 1 to the Registration Statement and on March 23, 2023, the Company filed Post-Effective Amendment No. 2 to the Registration Statement with the SEC. The Holders are each entitled to make up to six demands for registration, excluding short form demands, that the Company register the shares held by these parties. In addition, the Holders have certain “piggy-back” registration rights. Holders who are Sonder Stockholders and not affiliates (as defined under Rule 144 under the Securities Act) of the Company are not entitled to registration rights with respect to shelf underwritten offerings and demand registrations initiated by the Gores Holders (as defined in the Registration Rights Agreement). The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

Limitation of Liability and Indemnification

The Amended and Restated Certificate of Incorporation, which became effective upon consummation of the Business Combination, limits the Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•For any transaction from which the director derives an improper personal benefit;
•For any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•For any unlawful payment of dividends or redemption of shares; or
•For any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Amended and Restated Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company has entered into and will continue to enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our Common Stock is listed on Nasdaq under the symbol “SOND” and our Public Warrants are listed on Nasdaq under the symbol “SONDW.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common Stock is Computershare Inc.

SELLING SECURITYHOLDERS

This prospectus relates to the offer by us of, and the resale by Selling Stockholders of: (i) 14,499,946 shares of Common Stock issuable upon the exercise of the Public Warrants, which amount includes 5,500,000 shares of Common Stock issuable upon the exercise of an aggregate of 5,500,000 warrants (previously referred to as our “Private Placement Warrants”) that became Public Warrants upon transfer, (ii) 2,475,000 shares of Common Stock issuable upon the exercise of an aggregate of 2,475,000 warrants issued in connection with the funding of certain delayed draw subordinated secured notes, each of which is exercisable at a price of $12.50 per share, and (iii) 425,706 shares of Common Stock issuable upon exercise of warrants assumed by us in connection with the Business Combination.

This prospectus also relates to the resale from time to time by Selling Securityholders of: (i) an aggregate of 18,084,351 shares of Common Stock beneficially owned by certain former stockholders of Legacy Sonder; (ii) up to 1,993,109 Earn Out Shares which are issuable to certain former stockholders of Legacy Sonder upon the achievement of certain trading price targets for our Common Stock; and (iii) an aggregate of 7,421,382 shares of Common Stock issuable upon exchange of Canada Exchangeable Shares to certain former stockholders of Legacy Sonder.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, the holders of shares of common stock reserved for issuance upon the exercise of options to purchase common stock and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants other than through a public sale. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this prospectus. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The following table is prepared based on information provided to us by the Selling Securityholders or otherwise known to us as of March 1, 2023. Percentage ownership of outstanding shares of Common Stock is based on 219,282,247 shares of our common stock issued and outstanding as of March 1, 2023. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered(1)	Number of Warrants Being Offered(2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Entities affiliated with Spark Capital(3)	15,730,253	—	15,730,253	—	—	7.17	—	—
Francis Davidson(4)	11,679,874	—	11,679,874	—	—	5.33	—	—
Martin Picard(5)	55,082	—	55,082	—	—	*	—	—
Entities affiliated with TriplePoint Capital(6)	459,339	—	459,339	—	—	*	—	—

* Less than 1%.

(1)    The amounts set forth in this column are the number of shares of common stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Securityholder may own beneficially or otherwise.
(2)    The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.
(3)    Consists of (i) 154,113 shares of Common Stock held by Spark Capital Founders’ Fund IV, L.P., of which 10,303 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, and (ii) 15,576,140 shares of Common Stock held by Spark Capital IV, L.P., of which 1,041,391 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. The foregoing Spark Capital entities are referred to as the “Spark Entities.” Spark Management Partners IV, LLC is the general partner of each of the Spark Entities. Each of Santo Politi, Bijan Sabet, Paul Conway and Alex Finkelstein is a managing member of Spark Management Partners IV, LLC, which makes all voting and investment decisions for the Spark Entities through the vote of such managing members. Nabeel Hyatt, a general partner of Spark Capital, is expected to be a member of the Board of Directors of the Post-Combination Company. Mr. Hyatt disclaims beneficial ownership of the shares held by the Spark Entities except to the extent of his pecuniary interest therein. The business address of the Spark Entities is 137 Newbury St., 8th Floor, Boston, Massachusetts 02110.
(4)    Consists of 11,679,874 shares held by Mr. Davidson, of which (i) 7,421,382 shares are issuable upon the exchange of Legacy Sonder Canada Exchangeable Common Shares corresponding to 7,421,382 shares of Special Voting Common Stock and (ii) 904,100 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Mr. Davidson is the Chief Executive Officer of the Company and serves as Chairperson of the Board. Mr. Davidson’s business address is c/o Sonder Holdings Inc., 500 E 84th Ave., Suite A-10 Thornton, CO, 80229.
(5)    Consists of 55,082 shares of Common Stock, of which 3,682 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Martin Picard is an executive officer of the Company. The business address is c/o Sonder Holdings Inc., 500 E 84th Ave., Suite A-10 Thornton, CO, 80229.
(6)    Consists of 459,339 shares of Common Stock, which include 425,706 shares issuable upon warrants held by TriplePoint Venture Growth BDC and TriplePoint Capital LLC and 33,633 shares that are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds to such parties. Christopher M. Mathieu has voting and dispositive control over the referenced shares. The business address of TriplePoint Capital is 2755 Sand Hill Road, Suite 150, Menlo Park, California 94025.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•One or more underwritten offerings on a firm commitment or best efforts basis;
•Block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•Purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•An exchange distribution in accordance with the rules of the applicable exchange;
•Privately negotiated transactions;
•Distributions or transfers to their members, partners or shareholders;
•Short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•In market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•Directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•In “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•Through agents;
•Through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant;
•By entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our shares of common stock; and
•A combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

There can be no assurance that the Selling Securityholders will sell all or any of the shares of our common stock or warrants offered by this prospectus. The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Securityholders may solicit offers to purchase shares of our common stock or warrants directly from, and they may sell such shares of our common stock or warrants directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement to the extent required.

It is possible that one or more underwriters may make a market in shares of our common stock or warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of our common stock or warrants.

Our common stock and our warrants which are the subject of this prospectus are listed on Nasdaq under the symbols “SOND” and “SONDW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase shares of our common stock or warrants at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners, or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, has passed upon the validity of the securities of Sonder Holdings Inc. offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Sonder Holdings Inc. incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at https://www.sonder.com/. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Channels for Disclosure of Information

Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to continue to announce material information to the public through filings with the SEC, the Investor Relations page on our website (https://investors.sonder.com), press releases, public conference calls and webcasts, and the following channels:
• Sonder’s LinkedIn: https://www.linkedin.com/company/sonder-inc/
• Sonder’s Twitter Feed: https://twitter.com/sonderstays
• Francis Davidson’s Personal Twitter Feed: https://twitter.com/fdavidsont

We use these channels to expedite public access to time-critical information regarding Sonder in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. The information that we post or otherwise disclose on the foregoing channels could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Sonder to review the information posted on these channels. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.

Any updates to the list of disclosure channels through which we will announce information will be posted on the Investor Relations page on our website and/or our SEC filings.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023, as amended by our Form 10-K/A filed with the SEC on March 22, 2023 (our “Annual Report”);

●
our Current Reports on Form 8-K filed with the SEC on January 24, 2023, March 1, 2023, and March 6, 2023 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

●
the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 19, 2021, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.5 to our Annual Report.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Sonder Holdings Inc.
500 E 84th Ave., Suite A-10
Attn: General Counsel
Thornton, CO, 80229
(617) 300-0956

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Sonder Holdings Inc.
44,899,494 Shares of Common Stock
PROSPECTUS

, 2023

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock and warrants being registered hereby:

Amount
Securities and Exchange Commission registration fee (I)	$111,798
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total expenses	$ *
(1) Previously paid.
* To be completed by amendment.

Item 15. Indemnification of Directors and Officers
As permitted by Section 102 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:
•we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law and in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our amended and restated bylaws also permit us to maintain insurance, and we maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

(a) Exhibits.

		Incorporated by Reference				Filed or Furnished Herewith
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date
2.1	Agreement and Plan of Merger, dated as of April 29, 2021, by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., Sunshine Merger Sub II, LLC, and Sonder Holdings Inc.	8-K	001-39907	2.1	April 30, 2021
2.2	Amendment No. 1, dated as of October 27, 2021, by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., Sunshine Merger Sub II, LLC, and Sonder Holdings Inc.	8-K	001-39907	2.1	October 28, 2021
4.1	Specimen Stock Certificate of the Company	8-K	001-39907	4.1	January 24, 2022
4.2	Specimen Warrant Certificate of the Company	S-l	333-251663	4.3	December 23, 2020
4.3	Warrant Agreement, dated as of January 22, 2021, by and among Gores Metropoulos II, Inc., Computershare Inc., and Computershare Trust Company, N.A., as warrant agent	8-K	001-39907	4.1	January 25, 2021
4.4	Form of Warrant Agreement by and among Sonder Holdings Inc., Computershare Inc., and Computershare Trust Company, N.A., dated January 19, 2022	S-l	333-262438	4.4	January 31, 2022
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.	S-l	333-262438	5.1	January 31, 2022
10.1	Amended and Restated Registration Rights Agreement, by and among Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.), Gores Metropoulos Sponsor II, LLC, the Gores Holders and the Sonder Holders	8-K	001-39907	10.4	January 24, 2022
23.1	Consent of Deloitte & Touche LLP					X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)	S-l	333-262438	23.4	January 31, 2022
23.3	Power of Attorney	S-l	333-262438	23.5	January 31, 2022
107	Filing Fee Table	S-l	333-262438	107	January 31, 2022

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on March 23, 2023.

SONDER HOLDINGS INC.

By:	/s/ Francis Davidson
Name:	Francis Davidson
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis Davidson	CEO and Director (Principal Executive Officer)	March 23, 2023
Francis Davidson

/s/ Chris Berry	Interim Principal Financial Officer, Senior Vice President, and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	March 23, 2023
Chris Berry

*	Director	March 23, 2023
Nabeel Hyatt

*	Director	March 23, 2023
Frits van Paasschen

*	Director	March 23, 2023
Janice Sears

*	Director	March 23, 2023
Gilda Perez-Alvarado

/s/ Michelle Frymire	Director	March 23, 2023
Michelle Frymire

/s/ Prashant (Sean) Aggarwal	Director	March 23, 2023
Prashant (Sean) Aggarwal

/s/ Sanjay Banker	Director	March 23, 2023
Sanjay Banker

*By: /s/ Francis Davidson
Francis Davidson
As Attorney-in-Fact